Filed Pursuant to Rule 433
  Registration Nos. 333-126348, 333-126348-01, 333-126348-02 and 333-126348-03
                                                              December 5, 2006


                               PRICING TERM SHEET
          (To Preliminary Prospectus Supplement dated December 4, 2006)

Issuer:                                     Alabama Power Company

Size:                                       6,000,000 shares of Preference Stock

Par Value:                                  $1.00 per share

Stated Capital:                             $25.00 per share

Purchase Price to be Paid
by the Underwriters:                        $25.00 per share

Coupon:                                     5.625%

Proceeds to Issuer:                         $147,375,000

Transaction Date:                           December 5, 2006

Expected Settlement Date:                   December 13, 2006 (T+6)

CUSIP:                                      010392 51 2

Joint Lead Managers:                        J.P. Morgan Securities Inc.
                                            Lehman Brothers Inc.

Co-Managers:                                Banc of America Securities LLC
                                            Wachovia Capital Markets, LLC


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 205-257-2714, J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Lehman Brothers Inc. toll-free at 1-888-603-5847.